SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

(Amended as of May 7, 2014)

List of Funds

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Ex-North America Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF

J.P. Morgan Exchange-Traded Fund Trust

By:

Name:

Title:

SEI Distribution Services Co.

By:

Name:

Title: